Calumet Specialty Products Partners, L.P. Reports Third Quarter 2012 Results

Significant items to report are as follows:

•	Quarterly net income of $42.4 million.

•	Year to date cash flow from operations of $289.4 million.

•	Quarterly Adjusted EBITDA of $121.4 million and Distributable Cash Flow of $92.5 million.

•	Quarterly distribution increased to $0.62 per unit, a 5.1% increase over the second quarter of 2012 and a 24.0% increase over the third quarter of 2011.

INDIANAPOLIS—(PR NEWSWIRE) — October 31, 2012— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” the “Company,” “Calumet,” “we,” “our” or “us”) reported net income for the quarter ended September 30, 2012 of $42.4 million compared to $19.6 million for the same quarter in 2011. These results include $22.1 million of noncash unrealized derivative losses as compared to $20.3 million of noncash unrealized derivative losses in the third quarter of 2011.  For the nine months ended September 30, 2012, Calumet reported net income of $160.0 million compared to $16.2 million for the same period in 2011. These results for 2012 include $11.3 million of noncash unrealized derivative losses as compared to both $23.9 million of noncash unrealized derivative losses and $14.4 million of noncash debt extinguishment costs for the nine months ended September 30, 2011.

Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) were $91.4 million and $121.4 million, respectively, for the quarter ended September 30, 2012 as compared to $47.1 million and $70.5 million, respectively, for the same quarter in 2011. Distributable Cash Flow (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the third quarter of 2012 was $92.5 million compared to $50.5 million for the same quarter in 2011. The increase in Adjusted EBITDA quarter over quarter was primarily due to a $61.8 million increase in gross profit partially offset by a $6.3 million increase in realized derivative losses and an increase in selling and transportation expense. See the section of this press release titled “Non-GAAP Financial Measures” and the included tables for a discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of these measures and reconciliations of such measures to the comparable U.S. generally accepted accounting principles (“GAAP”) measures.

“Our third quarter results were driven by strength in our fuel products segment and the addition of Royal Purple to our specialty products segment.  We continued to benefit from widened crack spreads from Canadian heavy and Bakken crude oil differentials to NYMEX WTI in the third quarter.   We are also pleased to add the Montana Refining employees and business to Calumet starting in the fourth quarter,” said Bill Grube, Calumet's Chief Executive Officer. “The acquisition of the Great Falls, Montana refinery further strengthens our niche refining portfolio and increases our access to Canadian heavy crude oil,” said Grube.

Net income reported for quarter ended September 30, 2012 increased $22.8 million quarter over quarter primarily due to a $61.8 million increase in gross profit, as discussed below, partially offset by a $6.3 million increase in realized derivative losses, a $12.2 million increase in selling expenses ($6.3 million of which is noncash amortization expense), an $11.7 million increase in interest expense and a $4.7 million increase in transportation expense.

Gross profit by segment for the three and nine months ended September 30, 2012 and 2011 are as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per barrel data)		(Dollars in thousands, except per barrel data)
Specialty products	$90,575	$87,789	$245,662	$193,988
Fuel products	67,831	8,812	125,796	42
Total gross profit (1)	$158,406	$96,601	$371,458	$194,030

Specialty products gross profit per barrel	$24.37	$31.32	$23.10	$23.52
Fuel products gross profit per barrel (including hedging activities)	$13.11	$3.01	$8.15	$0.01
Fuel products gross profit per barrel (excluding hedging activities)	$21.15	$15.19	$17.07	$10.26

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.
The increase in specialty products segment gross profit of $2.8 million quarter over quarter was due primarily to a 32.6% increase in sales volume and lower operating costs, mainly repairs and maintenance, partially offset by a 7.2% decrease in the average selling price per barrel. Excluding incremental volumes from the Superior, Missouri, TruSouth and Royal Purple acquisitions, which reduced the average selling price per barrel due to increased asphalt sales, the specialty products average sales price per barrel decreased 4.7% due to weaker demand in the third quarter of 2012 for lubricating oils and our sales volume decreased 5.0% quarter over quarter.
The increase in fuel products segment gross profit of $59.0 million quarter over quarter was due primarily to an 76.4% increase in sales volume, mostly as a result of the Superior acquisition, a 5.9% decrease in the average cost of crude oil per barrel and a 0.7% increase in the average sales price per barrel (excluding the impact of realized hedging losses reflected in sales), partially offset by increased realized losses on derivatives of $7.4 million. Due to the extremely volatile nature of the pricing differentials between NYMEX WTI and Canadian heavy and Bakken crude oils during 2012, our NYMEX WTI crude oil swap contracts entered into to hedge the purchase of crude oil at our Superior refinery as part of our crack spread hedging program were no longer closely correlated and we were required, under U.S. GAAP, to discontinue hedge accounting on these derivatives as of January 1, 2012. Effective April 1, 2012, we also voluntarily discontinued hedge accounting for our fuel products swap contracts entered into to hedge fuel products sales at our Superior refinery. Primarily as a result of discontinuing hedge accounting on these derivative instruments, we recorded a loss of $10.2 million to realized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended September 30, 2012. Total loss on settled derivative instruments reflected in gross profit, as discussed above, and realized gain (loss) on derivative instruments was $51.9 million for the third quarter of 2012, an increased loss of $13.8 million quarter over quarter.
The increase in specialty products segment gross profit of $51.7 million for the nine months ended September 30, 2012 compared to the same period in 2011 was due primarily to a 28.9% increase in sales volume and lower operating costs, mainly repairs and maintenance, partially offset by a 0.4% decrease in the average selling price. Excluding incremental volumes from the Superior, Missouri, TruSouth and Royal Purple acquisitions, which reduced the average selling price per barrel due to increased asphalt sales, the specialty products average sales price per barrel increased 3.1% compared to same period in 2011.
The increase in fuel products segment gross profit of $125.8 million for the nine months ended September 30, 2012 compared to the same period in 2011 was due primarily to a 99.5% increase in sales volume, mostly as a result of the Superior Acquisition, a 0.9% increase in the average sales price per barrel (excluding the impact of those realized hedging losses reflected in sales) and a 5.5% decrease in the average cost of crude oil per barrel partially offset by increased realized losses on derivatives of $57.2 million. Due to the extremely volatile nature of the pricing differentials between NYMEX WTI and Canadian heavy and Bakken crude oils during 2012, our NYMEX WTI crude oil swap contracts entered into to hedge the purchase of crude oil at our Superior refinery as part of our crack spread hedging program were no longer closely correlated and we were required, under U.S. GAAP, to discontinue hedge accounting on these derivatives as of January 1, 2012. Effective April 1, 2012, we also voluntarily discontinued hedge accounting for our fuel products swap contracts entered into to hedge fuel products sales at our Superior refinery. Primarily as a result of discontinuing hedge accounting on these derivative instruments, we recorded a gain of $20.5 million to realized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2012. Total loss on settled derivative instruments reflected in gross profit, as discussed above, and realized gain (loss) on derivative instruments was $117.3 million for the nine months ended September 30, 2012, an increased loss of $30.9 million period over period.

Quarterly Distribution

On October 16, 2012, the Company declared a quarterly cash distribution of $0.62 per unit on all outstanding units or $38.2 million for the quarter ended September 30, 2012. The distribution will be paid on November 14, 2012 to unitholders of record as of the close of business on November 2, 2012. This quarterly distribution represents an increase of 5.1% over the second quarter of 2012 and a 24.0% increase from the third quarter of 2011.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales volume:	(bpd)		(bpd)
Specialty products	40,392	30,464	38,807	30,215
Fuel products	56,228	31,873	56,310	28,331
Total (1)	96,620	62,337	95,117	58,546

Total feedstock runs (2)	95,708	63,567	95,079	60,529
Facility production: (3)
Specialty products:
Lubricating oils	14,966	15,017	14,773	14,316
Solvents	9,066	10,963	9,445	10,717
Waxes	1,294	1,434	1,268	1,234
Packaged and synthetic specialty products (4)	1,584	—	1,342	—
Fuels	531	491	630	519
Asphalt and other by-products	12,805	8,984	13,729	8,660
Total	40,246	36,889	41,187	35,446

Fuel products:
Gasoline	23,565	9,741	23,018	9,660
Diesel	21,625	13,470	21,641	11,896
Jet fuel	4,481	4,872	4,321	4,495
Heavy fuel oils and other	3,406	492	3,373	704
Total	53,077	28,575	52,353	26,755
Total facility production (3)	93,323	65,464	93,540	62,201
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories. Total sales volume includes the sale of purchased fuel product blendstocks such as ethanol and biodiesel in our fuel products segment sales. The increase in total sales volume for the three and nine months ended September 30, 2012 compared to the same periods in 2011 is due primarily to incremental sales of fuel products, asphalt and packaged and synthetic specialty products from the Superior, Missouri, TruSouth and Royal Purple acquisitions.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in the total feedstock runs for the three and nine months ended September 30, 2012 compared to the same periods in 2011 is due primarily to incremental feedstock runs from the Superior refinery, partially offset by decreased run rates at our Shreveport refinery during 2012 due to the April 28, 2012 shutdown of the ExxonMobil pipeline serving this refinery for a portion of its crude oil requirements.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in total facility production for three and nine months ended September 30, 2012 compared to the same periods in 2011 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents packaged and synthetic specialty products at the Royal Purple, TruSouth and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in our unaudited condensed consolidated statements of operations and unaudited condensed statement of cash flows for the three and nine months end September 30, 2012 and 2011.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Derivative loss reflected in sales	$(49,572)	$(61,125)	$(180,227)	$(165,801)
Derivative gain reflected in cost of sales	7,806	26,775	42,430	85,209
Derivative loss reflected in gross profit	$(41,766)	$(34,350)	$(137,797)	$(80,592)

Realized gain (loss) on derivative instruments	$(10,156)	$(3,814)	$20,486	$(5,798)
Unrealized loss on derivative instruments	(22,101)	(20,335)	(11,337)	(23,876)
Derivative loss reflected in interest expense	—	—	—	(702)
Total derivative loss on unaudited condensed consolidated statements of operations	$(74,023)	$(58,499)	$(128,648)	$(110,968)
Total loss on derivatives settlements	$(50,429)	$(38,939)	$(116,408)	$(82,727)

Revolving Credit Facility Capacity

On September 30, 2012, Calumet had availability under its revolving credit facility of $477.8 million, based on a $658.5 million borrowing base and $180.7 million in outstanding standby letters of credit. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has ten facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, southeastern Texas and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, October 31, 2012, to discuss the financial and operational results for the third quarter of 2012. Anyone interested in listening to the presentation may call 866-543-6408 and enter passcode 22754984. For international callers, the dial-in number is 617-213-8899 and the passcode is 22754984.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 95789452. International callers can access the replay by calling 617-801-6888 and entering passcode 95789452. The replay will be available beginning Wednesday, October 31, 2012, at approximately 3:00 p.m. ET (2:00 p.m. CT) until Wednesday, November 7, 2012.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and nine months ended September 30, 2012 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark to market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 9 3/8% senior notes due May 1, 2019 that were issued in April and September 2011 (the “2019 Notes”) and the indenture governing our 9 5/8% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes and 2020 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Sales	$1,179,818	$777,780	$3,436,400	$2,116,790
Cost of sales	1,021,412	681,179	3,064,942	1,922,760
Gross profit	158,406	96,601	371,458	194,030
Operating costs and expenses:
Selling	15,002	2,809	26,668	8,220
General and administrative	12,810	11,339	41,333	26,923
Transportation	28,404	23,696	80,903	69,462
Taxes other than income taxes	1,723	1,683	5,371	4,246
Insurance recoveries	—	—	—	(8,698)
Other	1,613	543	4,856	1,781
Operating income	98,854	56,531	212,327	92,096
Other income (expense):
Interest expense	(24,271)	(12,577)	(61,247)	(30,602)
Debt extinguishment costs	—	—	—	(15,130)
Realized gain (loss) on derivative instruments	(10,156)	(3,814)	20,486	(5,798)
Unrealized loss on derivative instruments	(22,101)	(20,335)	(11,337)	(23,876)
Other	268	45	382	148
Total other expense	(56,260)	(36,681)	(51,716)	(75,258)
Net income before income taxes	42,594	19,850	160,611	16,838
Income tax expense	178	236	610	674
Net income	$42,416	$19,614	$160,001	$16,164
Allocation of net income:
Net income	$42,416	$19,614	$160,001	$16,164
Less:
General partner’s interest in net income	848	392	3,200	323
General partner’s incentive distribution rights	1,637	40	3,256	40
Nonvested share based payments	262	—	947	—
Net income available to limited partners	$39,669	$19,182	$152,598	$15,801
Weighted average limited partner units outstanding:
Basic	57,746	41,828	54,827	39,352
Diluted	57,826	41,837	54,867	39,368
Limited partners’ interest basic and diluted net income per unit	$0.69	$0.46	$2.78	$0.40
Cash distributions declared per limited partner unit	$0.59	$0.50	$1.68	$1.45

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$190,538	$64
Accounts receivable, net	264,141	212,065
Inventories	494,112	497,740
Derivative assets	—	58,502
Prepaid expenses and other current assets	10,315	8,179
Deposits	3,949	2,094
Total current assets	963,055	778,644
Property, plant and equipment, net	863,364	842,101
Goodwill	161,150	48,335
Other intangible assets, net	203,752	22,675
Other noncurrent assets, net	47,840	40,303
Total assets	$2,239,161	$1,732,058
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$336,034	$302,826
Accrued interest payable	30,843	10,500
Accrued salaries, wages and benefits	19,507	13,481
Taxes payable	16,710	13,068
Other current liabilities	9,202	4,600
Current portion of long-term debt	783	551
Derivative liabilities	95,802	43,581
Total current liabilities	508,881	388,607
Pension and postretirement benefit obligations	18,315	26,957
Other long-term liabilities	1,132	1,055
Long-term debt, less current portion	862,513	586,539
Total liabilities	1,390,841	1,003,158
Commitments and contingencies
Partners’ capital:
Partners’ capital	906,998	690,373
Accumulated other comprehensive income (loss)	(58,678)	38,527
Total partners’ capital	848,320	728,900
Total liabilities and partners’ capital	$2,239,161	$1,732,058

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 30,
	2012	2011
Operating activities	(Unaudited)
Net income	$160,001	$16,164
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	63,828	43,644
Amortization of turnaround costs	10,315	8,288
Non-cash interest expense	4,409	2,363
Non-cash debt extinguishment costs	—	14,401
Provision for doubtful accounts	296	255
Unrealized loss on derivative instruments	11,337	23,876
Non-cash equity based compensation	5,108	3,298
Other non-cash activities	1,100	(1,468)
Changes in assets and liabilities:
Accounts receivable	(32,370)	(44,714)
Inventories	33,678	(109,787)
Prepaid expenses and other current assets	(1,628)	(1,926)
Derivative activity	904	4,928
Turnaround costs	(14,141)	(8,849)
Deposits	(1,842)	(426)
Other assets	—	(197)
Accounts payable	26,845	32,158
Accrued interest payable	20,343	22,758
Accrued salaries, wages and benefits	2,327	2,917
Taxes payable	3,444	1,676
Other liabilities	2,851	(9,082)
Pension and postretirement benefit obligations	(7,365)	(836)
Net cash provided by (used in) operating activities	289,440	(559)
Investing activities
Additions to property, plant and equipment	(36,735)	(30,667)
Proceeds from insurance recoveries — equipment	—	1,942
Cash paid for acquisitions, net of cash acquired	(379,048)	(441,626)
Proceeds from sale of property, plant and equipment	1,960	219
Net cash used in investing activities	(413,823)	(470,132)
Financing activities
Proceeds from borrowings — revolving credit facility	1,147,778	1,152,898
Repayments of borrowings — revolving credit facility	(1,147,753)	(1,107,730)
Repayments of borrowings — term loan credit facility	—	(367,385)
Payments on capital lease obligations	(1,179)	(802)
Proceeds from public offerings of common units, net	146,558	281,870
Proceeds from senior notes offerings	270,187	586,000
Debt issuance costs	(7,542)	(23,140)
Contributions from Calumet GP, LLC	3,122	6,011
Units repurchased for phantom unit grants	(2,110)	(620)

Distributions to partners	(94,204)	(56,382)
Net cash provided by financing activities	314,857	470,720
Net increase in cash and cash equivalents	190,474	29
Cash and cash equivalents at beginning of period	64	37
Cash and cash equivalents at end of period	$190,538	$66

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
	(Unaudited)		(Unaudited)
Net income	$42,416	$19,614	$160,001	$16,164
Add:
Interest expense	24,271	12,577	61,247	30,602
Debt extinguishment costs	—	—	—	15,130
Depreciation and amortization	24,542	14,680	63,828	43,644
Income tax expense	178	236	610	674
EBITDA	$91,407	$47,107	$285,686	$106,214
Add:
Unrealized loss on derivatives	22,101	20,335	11,337	23,876
Realized gain (loss) on derivatives, not included in net income	1,494	(771)	904	4,366
Amortization of turnaround costs	3,154	2,542	10,315	8,288
Non-cash equity based compensation	3,233	1,335	5,108	3,298
Adjusted EBITDA	$121,389	$70,548	$313,350	$146,042
Less:
Replacement capital expenditures (1)	6,063	6,608	15,204	14,204
Cash interest expense (2)	22,621	11,869	56,838	28,239
Turnaround costs	—	1,348	14,141	8,849
Income tax expense	178	236	610	674
Distributable Cash Flow	$92,527	$50,487	$226,557	$94,076

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In thousands)

	Nine Months Ended September 30,
	2012	2011
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:
	(Unaudited)
Distributable Cash Flow	$226,557	$94,076
Add:
Replacement capital expenditures (1)	15,204	14,204
Cash interest expense (2)	56,838	28,239
Turnaround costs	14,141	8,849
Income tax expense	610	674
Adjusted EBITDA	$313,350	$146,042
Less:
Unrealized loss on derivative instruments	11,337	23,876
Realized gain on derivatives, not included in net income	904	4,366
Amortization of turnaround costs	10,315	8,288
Non-cash equity based compensation	5,108	3,298
EBITDA	$285,686	$106,214
Add:
Unrealized loss on derivative instruments	11,337	23,876
Cash interest expense (2)	(56,838)	(28,239)
Non-cash equity based compensation	5,108	3,298
Amortization of turnaround costs	10,315	8,288
Income tax expense	(610)	(674)
Provision for doubtful accounts	296	255
Debt extinguishment costs	—	(729)
Changes in assets and liabilities:
Accounts receivable	(32,370)	(44,714)
Inventories	33,678	(109,787)
Other current assets	(3,470)	(2,352)
Turnaround costs	(14,141)	(8,849)
Derivative activity	904	4,928
Other assets	—	(197)
Accounts payable	26,845	32,158
Other liabilities	28,965	18,269
Other, including changes in noncurrent liabilities	(6,265)	(2,304)
Net cash provided by (used in) operating activities	$289,440	$(559)

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of September 30, 2012

Fuel Products Segment

The following table provides a summary of Calumet’s derivatives and implied crack spreads for their crude oil, diesel, jet and gasoline swaps, as well as, Calumet's Canadian heavy crude oil versus NYMEX WTI crude oil basis swaps as of September 30, 2012.

Crude Oil and Fuel Products Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2012	2,622,000	28,500	$20.85
Calendar Year 2013	7,605,000	20,836	26.00
Calendar Year 2014	4,195,000	11,493	26.07
Calendar Year 2015	3,467,500	9,500	26.21
Totals	17,889,500
Average price			$25.30

The following table provides a summary of Calumet's Canadian heavy crude oil versus NYMEX WTI crude oil basis swaps as of September 30, 2012.

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Fourth Quarter 2012	184,000	2,000	$(23.50)
Calendar Year 2013	730,000	2,000	(23.75)
Totals	914,000
Average price			$(23.70)

Specialty Products Segment

The following table provides a summary of Calumet’s derivatives for its natural gas purchases as of September 30, 2012.

Natural Gas Swap Contracts by Expiration Dates	MMBtu	$/MMBtu
Fourth Quarter 2012	600,000	$4.08
Totals	600,000
Average price		$4.08

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com